Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statements on Form S-4 related to the merger of UTG, Inc. and Acap Corporation of our report dated March 28, 2011, with respect to the consolidated balance sheets of UTG, Inc. as of December 31, 2010 and 2009 and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended, which report appears in the December 31, 2010 Annual Report on Form 10-K of UTG, Inc.

/S/ Brown Smith Wallace, L.L.C.

Brown Smith Wallace, L.L.C.
St. Louis, Missouri
October 14, 2011